January 28, 2016	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release: Immediately
Refer to:     Lauren Zierke; lauren_zierke@lilly.com; (317) 277-6524 (Media)
Philip Johnson; johnson_philip_l@lilly.com; (317) 655-6874 (Investors)

Lilly Reports Fourth-Quarter and Full-Year 2015 Results

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Fourth-quarter 2015 revenue increased 5 percent with the inclusion of Novartis Animal Health and higher volume for several products, including Trulicity and Cyramza, as well as Erbitux due to the transfer of commercialization rights; these contributions were partially offset by the unfavorable impact of foreign exchange rates.

•	Fourth-quarter 2015 earnings per share were $0.45 (reported), or $0.78 (non-GAAP).

•	Full-year 2015 revenue increased 2 percent to $20.0 billion (reported).

•	Full-year 2015 earnings per share totaled $2.26 (reported), or $3.43 (non-GAAP).

•	Approximately $2.9 billion in cash was returned to shareholders in 2015 through dividends and share repurchases.

•	2016 reported EPS guidance was revised to be in the range of $2.83 to $2.93; non-GAAP EPS guidance was reaffirmed at $3.45 to $3.55.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the fourth quarter and full year of 2015.

$ in millions, except per share data	Fourth Quarter		%	Full Year		%
	2015	2014	Change	2015	2014	Change
Revenue – Reported	$5,375.6	$5,121.3	5%	$19,958.7	$19,615.6	2%
Net Income – Reported	478.4	428.5	12%	2,408.4	2,390.5	1%
EPS – Reported	0.45	0.40	13%	2.26	2.23	1%

Revenue – non-GAAP	5,375.6	5,399.6	(0)%	19,958.7	20,696.7	(4)%
Net Income – non-GAAP	828.2	880.5	(6)%	3,656.3	3,257.6	12%
EPS – non-GAAP	0.78	0.82	(5)%	3.43	3.03	13%

Certain financial information for 2015 and 2014 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. Non-GAAP measures in 2014 include the results of Novartis Animal Health as if the acquisition and the financing for the acquisition had occurred as of January 1, 2014. Non-GAAP financial measures for all periods presented also exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties. The company’s 2016 financial guidance is also being provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented in order to provide additional insights into the underlying trends in the company’s business.

“Lilly’s 2015 results reinforce our confidence in the future with six FDA approvals and multiple positive Phase III data readouts, as well as encouraging results from newly launched products including Cyramza, Trulicity, Jardiance and Basaglar,”  said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “In 2016, we aim to continue revenue growth, margin expansion and value creation for our shareholders, all while sustaining a flow of innovative medicines from our pipeline to improve people’s lives.”

Key Events Over the Last Three Months
Commercial

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The company launched PortrazzaTM (necitumumab) in the U.S., in combination with gemcitabine and cisplatin, as the first biologic for the first-line treatment of patients with metastatic squamous non-small cell lung cancer (NSCLC).

Regulatory

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•	The U.S. Food and Drug Administration (FDA) approved Portrazza.

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The FDA approved Basaglar® (insulin glargine injection) 100 units/mL. Basaglar is a long-acting insulin with an identical amino acid sequence to Lantus®, another U-100 insulin glargine. Per the company’s settlement agreement with Sanofi, Basaglar will be available in the U.S. starting on December 15, 2016. Basaglar is part of the Boehringer Ingelheim and Lilly Diabetes Alliance.

•	Following positive opinions from Europe’s Committee for Medicinal Products for Human Use (CHMP), the European Commission has approved:

◦	Cyramza® (ramucirumab) in combination with docetaxel for the treatment of adult patients with locally advanced or metastatic NSCLC with disease progression after platinum-based chemotherapy.

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Cyramza in combination with FOLFIRI for the treatment of adult patients with metastatic colorectal cancer (mCRC) with disease progression on or after prior therapy with bevacizumab, oxaliplatin and a fluoropyrimidine.

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The company and Incyte Corporation announced the submission of a new drug application to the FDA for the approval of oral once-daily baricitinib for the treatment of moderately-to-severely active rheumatoid arthritis. Baricitinib was also submitted to the European Medicines Agency for the treatment of moderately-to-severely active rheumatoid arthritis.

•	Within the Boehringer Ingelheim and Lilly Diabetes Alliance:

◦
The FDA accepted the filing of data from the long-term clinical trial investigating cardiovascular (CV) outcomes for Jardiance® (empagliflozin) in adults with type 2 diabetes at high risk for CV events. The data were also submitted to European regulators. Jardiance is the only diabetes medicine to have demonstrated a significant reduction in both cardiovascular risk and cardiovascular death in a dedicated outcomes trial.

◦	The fixed-dose combination tablet containing empagliflozin and linagliptin was submitted to European regulators.

•	The company received a positive opinion from Europe’s CHMP recommending approval of

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Portrazza in combination with gemcitabine and cisplatin chemotherapy for the treatment of adult patients with locally advanced or metastatic epidermal growth factor receptor expressing squamous NSCLC who have not received prior chemotherapy for this condition.
Clinical

•	The company ceased development of basal insulin peglispro, a potential treatment for type 1 and type 2 diabetes.

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The company announced that psoriatic arthritis patients treated with ixekizumab for 24 weeks achieved significant improvements in signs and symptoms of their disease when compared with placebo, while also experiencing significantly less progression of radiographic structural joint damage, reduced disability when performing certain physical functions and improved skin clearance of plaque psoriasis.

Business Development/Other

•	The company and Merck announced extensions of an existing collaboration to:

◦	Evaluate the safety and efficacy of the combination of Lilly’s Alimta® (pemetrexed for injection) and Merck’s Keytruda® (pembrolizumab) in a pivotal Phase III study in first-line nonsquamous NSCLC.

◦	Evaluate abemaciclib, Lilly’s cyclin-dependent kinase (CDK) 4 and 6 inhibitor, and Merck’s Keytruda in a Phase I study across multiple tumor types.

•	The company announced an agreement with Roche Diagnostics related to Roche’s ongoing development of a commercially scalable cerebrospinal fluid assay for amyloid-beta 1-42.

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The company revealed plans to expand its global research and development headquarters in Indianapolis, Indiana. A new $70 million building within Lilly’s development complex will feature a multi-disciplinary laboratory to facilitate collaboration across multiple R&D functions.

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The company announced it will close its animal health manufacturing facility in Sligo, Ireland. As a result of this action, the company expects to record a charge of approximately $100 million (pre-tax) or approximately $0.09 per share (after tax) in the first-quarter of 2016.

•	The company announced a dividend for the first quarter of 2016 of $0.51 per share on

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outstanding common stock, representing a 2 percent increase. The annual indicated rate is now $2.04 per share.

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As part of its previously announced share repurchase program, the company repurchased approximately $250 million in company stock in the fourth quarter of 2015. For the full year 2015, the company returned approximately $2.9 billion in cash to shareholders through both its dividend and share repurchase program.

Fourth-Quarter Reported Results
In the fourth quarter of 2015, worldwide revenue was $5.376 billion, an increase of 5 percent compared with the fourth quarter of 2014. The revenue increase was comprised of 7 percent due to increased volume and 3 percent due to higher prices, partially offset by 6 percent due to the unfavorable impact of foreign exchange rates. The increase in worldwide volume was primarily due to the inclusion of revenue from Novartis Animal Health and increased volume for several products, including Trulicity and Cyramza, as well as Erbitux due to the transfer of commercialization rights in North America. These worldwide volume increases were partially offset by the residual impact of the loss of exclusivity for Cymbalta®. Revenue in the U.S. increased 15 percent to $2.821 billion, driven by higher prices, the inclusion of revenue from Novartis Animal Health and increased volumes for several pharmaceutical products. Revenue outside the U.S. decreased 4 percent to $2.555 billion, driven by the unfavorable impact of foreign exchange rates and the loss of exclusivity for Cymbalta in Europe in 2014, partially offset by the inclusion of revenue from Novartis Animal Health and increased volumes for several pharmaceutical products.

Gross margin increased 3 percent to $3.986 billion in the fourth quarter of 2015 compared to the fourth quarter of 2014. Gross margin as a percent of revenue was 74.2 percent, a decrease of 1.3 percentage points compared with the fourth quarter of 2014. The decrease in gross margin percent was primarily due to the inclusion of Novartis Animal Health and the transfer of Erbitux commercialization rights in North America, partially offset by productivity improvements from the

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company’s diabetes manufacturing technical agenda, efficiencies in other manufacturing processes and higher prices in the U.S.

Operating expenses in the fourth quarter of 2015, defined as the sum of research and development, and marketing, selling and administrative expenses, were $3.243 billion, an increase of 9 percent compared with the fourth quarter of 2014. Research and development expenses increased 22 percent to $1.444 billion, or 26.9 percent of revenue, primarily driven by charges associated with the terminations of evacetrapib and basal insulin peglispro of approximately $135 million, and higher late-stage clinical development costs. Marketing, selling and administrative expenses remained flat at $1.798 billion, as the favorable impact of foreign exchange rates and lower litigation expenses were offset by expenses related to new product launches and the inclusion of Novartis Animal Health.

In the fourth quarter of 2015, the company recognized acquired in-process research and development charges of $199.0 million. These charges were primarily associated with the acquisition of worldwide rights to an intranasal glucagon from Locemia Solutions. In the fourth quarter of 2014, the company recognized acquired in-process research and development charges of $105.2 million. The 2014 charges were comprised of $55.2 million associated with revisions to the agreement between Lilly and Boehringer Ingelheim and $50.0 million related to a collaboration with Adocia focused on developing an ultra-rapid insulin, known as BioChaperone Lispro.

In the fourth quarter of 2015, the company recognized asset impairment, restructuring and other special charges of $144.9 million. The charges are associated with severance costs, integration costs related to the acquisition of Novartis Animal Health and asset impairments. In the fourth quarter of 2014, the company recognized asset impairment, restructuring and other special charges of $401.0 million, comprised of asset impairments primarily associated with the closure of a manufacturing site in Puerto Rico, severance costs related to ongoing cost containment efforts to reduce the company’s cost structure and global workforce, and costs for the then-pending acquisition of Novartis Animal Health.

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Operating income in the fourth quarter of 2015 was $399.9 million, an increase of 6 percent compared with the fourth quarter of 2014, as lower asset impairment, restructuring and other special charges, and higher gross margin were largely offset by higher operating expenses and acquired in-process research and development charges.

Other income (expense) was income of $44.7 million in the fourth quarter of 2015, compared with income of $137.2 million in the fourth quarter of 2014. Other income during the fourth quarter of 2014 was primarily driven by $92.0 million of other income associated with revisions to the agreement between Lilly and Boehringer Ingelheim and net gains on investments.

The effective tax rate was a benefit of 7.6 percent in the fourth quarter of 2015, compared with an expense of 16.6 percent in the fourth quarter of 2014. The effective tax rates for both periods include the full-year benefit of the renewal of certain U.S. tax provisions, including the R&D tax credit, at the end of each respective period. The 2015 effective tax rate also includes a favorable tax impact of acquired in-process research and development charges, asset impairment, restructuring and other special charges, and a net discrete tax benefit of $17 million.

In the fourth quarter of 2015, net income increased 12 percent to $478.4 million, and earnings per share increased 13 percent to $0.45, compared with $428.5 million and $0.40, respectively, in the fourth quarter of 2014. The increases in net income and earnings per share were driven by a lower effective tax rate and higher operating income, partially offset by lower other income.

Fourth-Quarter Non-GAAP Measures
On a non-GAAP basis, worldwide revenue of $5.376 billion in the fourth quarter of 2015 remained flat compared with the fourth quarter of 2014. A revenue decrease of 6 percent due to the unfavorable impact of foreign exchange rates was essentially offset by revenue increases of 3 percent due to higher prices and 2 percent due to increased volume. U.S. revenue increased 12 percent to

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$2.821 billion driven by higher prices and increased volumes. Revenue outside the U.S. decreased 11 percent to $2.555 billion, driven by the unfavorable impact of foreign exchange rates and the loss of exclusivity for Cymbalta in Europe in 2014, partially offset by increased volumes for several pharmaceutical products.

Gross margin increased 1 percent to $4.153 billion in the fourth quarter of 2015. Gross margin as a percent of revenue was 77.3 percent, an increase of 1.0 percentage point compared with the fourth quarter of 2014. The increase in gross margin percent reflects productivity improvements from the company’s diabetes manufacturing technical agenda, efficiencies in other manufacturing processes and increased prices in the U.S.

Operating expenses in the fourth quarter of 2015 were $3.241 billion, an increase of 5 percent compared with the fourth quarter of 2014. Research and development expenses increased 19 percent to $1.444 billion, or 26.9 percent of revenue, primarily driven by charges associated with the terminations of evacetrapib and basal insulin peglispro of approximately $135 million, and higher late-stage clinical development costs. Marketing, selling and administrative expenses decreased 3 percent to $1.797 billion, driven by the favorable impact of foreign exchange rates and lower litigation expenses, partially offset by expenses related to new product launches.

Operating income in the fourth quarter of 2015 was $912.8 million, a decline of 12 percent compared with the fourth quarter of 2014, due to higher research and development expenses, partially offset by higher gross margin.

Other income (expense) was income of $44.7 million in the fourth quarter of 2015, compared with income of $11.9 million in the fourth quarter of 2014.

The effective tax rate decreased 2.9 percentage points to 13.5 percent compared with the fourth quarter of 2014. The effective tax rates for both periods include the full-year benefit of the renewal of

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certain U.S. tax provisions, including the R&D tax credit, at the end of each respective period. The fourth quarter of 2015 also includes a net discrete tax benefit of $17 million.

Net income decreased 6 percent to $828.2 million, and earnings per share decreased 5 percent to $0.78, compared with $880.5 million and $0.82, respectively, in the fourth quarter of 2014. The decreases in net income and earnings per share were driven by lower operating income, primarily as a result of the termination costs for evacetrapib and basal insulin peglispro.

For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Fourth Quarter
	2015	2014	% Change
Earnings per share (reported)	$0.45	$0.40	13%
Novartis Animal Health 2014 results	—	(.01)
Amortization of intangible assets	.11	.08
Acquired in-process research and development	.12	.06
Asset impairment, restructuring and other special charges	.10	.34
Income associated with revisions to the agreement between Lilly and Boehringer Ingelheim	—	(.06)
Earnings per share (non-GAAP)	$0.78	$0.82	(5)%

Numbers may not add due to rounding.

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Full-Year 2015 Reported Results
For the full-year 2015, worldwide revenue increased 2 percent to $19.959 billion compared with 2014. This increase was comprised of 8 percent due to increased volume and 1 percent due to higher prices, partially offset by 7 percent due to the unfavorable impact of foreign exchange rates. The increase in volume was primarily due to the inclusion of revenue from Novartis Animal Health and increased volume for several pharmaceutical products, including Cyramza, Trulicity and Humalog, as well as Erbitux due to the transfer of commercialization rights in North America. These worldwide volume increases were partially offset by the residual impact of the loss of exclusivity for Cymbalta and Evista®. Revenue in the U.S. increased 11 percent to $10.097 billion due to higher prices, the inclusion of revenue from Novartis Animal Health, and increased volumes for several pharmaceutical products, partially offset by the residual impact of the loss of exclusivity for Cymbalta and Evista. Revenue outside the U.S. decreased 6 percent to $9.861 billion primarily due to the unfavorable impact of foreign exchange rates, partially offset by the inclusion of revenue from Novartis Animal Health and increased volumes for several pharmaceutical products.

Gross margin increased 2 percent to $14.922 billion in 2015. Gross margin as a percent of revenue was 74.8 percent, essentially flat compared with 2014 as the unfavorable impacts of the inclusion of Novartis Animal Health and inventory step-up and amortization costs were offset by the favorable impact of foreign exchange rates on international inventories sold.

Total operating expenses remained flat in 2015 compared with 2014. Research and development expenses increased 1 percent to $4.796 billion, or 24.0 percent of revenue, driven primarily by higher late-stage clinical development costs, the inclusion of Novartis Animal Health and an increase in charges associated with the termination of late-stage molecules, partially offset by the favorable impact of foreign exchange rates. Marketing, selling and administrative expenses decreased 1 percent to $6.533 billion, due to the favorable impact of foreign exchange rates and a 2014 charge associated with the Branded Prescription Drug Fee, partially offset by the inclusion of Novartis Animal Health and expenses related to new product launches.

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In 2015, the company recognized acquired in-process research and development charges of $535.0 million. These charges are associated with the following payments:

•	$200.0 million to Pfizer following an FDA decision allowing the resumption of Phase III clinical trials for tanezumab.

•	$149.0 million to Locemia Solutions associated with the acquisition of worldwide rights to an intranasal glucagon.

•	$56.0 million to Innovent associated with a collaboration to develop potential oncology therapies.

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$50.0 million to Hanmi Pharmaceutical Co., Ltd., related to an exclusive license and collaboration agreement for Hanmi’s oral Bruton’s tyrosine kinase (BTK) inhibitor for the treatment of autoimmune and other diseases.

•	$30.0 million to BioNTech AG related to a research collaboration to discover novel cancer immunotherapies.

•	$50.0 million for other technology collaborations.
In 2014, the company recognized acquired in-process research and development charges of $200.2 million. These charges included the following:

•	$55.2 million associated with revisions to the agreement between Lilly and Boehringer Ingelheim.

•	$50.0 million related to the collaboration with Adocia.

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$50.0 million related to an agreement with AstraZeneca to co-develop and commercialize AZD3293, an oral beta secretase cleaving enzyme (BACE) inhibitor as a potential treatment for Alzheimer's disease.

•	$45.0 million related to a collaboration agreement with Immunocore to research and potentially develop novel T cell-based cancer therapies.

In 2015, the company recognized asset impairment, restructuring, and other special charges of $367.7 million. The charges relate to severance costs, integration costs for Novartis Animal Health,

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and asset impairments. In 2014, the company recognized charges of $468.7 million for asset impairment, restructuring and other special charges. The charges included severance costs related to ongoing cost containment efforts to reduce the company’s cost structure and global workforce, asset impairments primarily associated with the closure of a manufacturing site in Puerto Rico, and integration costs for the then-pending acquisition of Novartis Animal Health.

Operating income in 2015 increased 1 percent compared with 2014 to $2.689 billion, as higher gross margin and lower asset impairment, restructuring and other special charges were largely offset by higher acquired in-process research and development charges.

Other income (expense) was income of $100.6 million in 2015, compared with income of $340.5 million in 2014. Other income in 2015 included net gains of $236.7 million on investments, partially offset by a net charge of $152.7 million related to the repurchase of $1.65 billion of debt. Other income in 2014 included net gains of $216.4 million on investments and $92.0 million of other income associated with revisions to the agreement between Lilly and Boehringer Ingelheim.

The effective tax rate was 13.7 percent in 2015, compared with 20.3 percent in 2014. The effective tax rate for 2014 reflects the impact of a $119.0 million nondeductible charge associated with the U.S. Branded Prescription Drug Fee. The decrease in the tax rate for 2015 compared with 2014 is primarily due to a favorable tax impact of the net charge related to the repurchase of debt, acquired in-process research and development charges, and asset impairment, restructuring, and other special charges.

For the full year 2015, net income increased 1 percent to $2.408 billion, and earnings per share increased 1 percent to $2.26, compared with full-year 2014 results of $2.390 billion and $2.23, respectively. The increases in net income and earnings per share were driven by lower income taxes and higher operating income, largely offset by lower other income.

Full-Year 2015 Non-GAAP Measures

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Operating income increased 10 percent to $4.371 billion driven by lower operating expenses, partially offset by lower gross margin. The effective tax rate for 2015 was 20.9 percent compared with 20.6 percent in 2014. Net income increased 12 percent and earnings per share increased 13 percent to $3.656 billion and $3.43, respectively.

For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Full-Year
	2015	2014	% Change
Earnings per share (reported)	$2.26	$2.23	1%
Novartis Animal Health 2014 results	—	(.07)
Novartis Animal Health inventory step-up	.10	—
Amortization of intangible assets	.39	.32
U.S. Branded Prescription Drug Fee	—	.11
Acquired in-process research and development	.33	.12
Asset impairment, restructuring and other special charges	.25	.38
Net charge related to repurchase of debt	.09	—
Income associated with revisions to the agreement between Lilly and Boehringer Ingelheim	—	(.06)
Earnings per share (non-GAAP)	$3.43	$3.03	13%
Numbers may not add due to rounding.

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Select Revenue Highlights
(Dollars in millions)	Fourth Quarter			Full-Year
	2015	2014	% Change	2015	2014	% Change
Humalog®	$798.7	$729.1	10%	$2,841.9	$2,785.2	2%
Alimta	627.2	725.0	(13)%	2,493.1	2,792.0	(11)%
Cialis®	638.4	622.4	3%	2,310.7	2,291.0	1%
Forteo®	377.9	380.8	(1)%	1,348.3	1,322.0	2%
Humulin®	358.6	395.6	(9)%	1,307.4	1,400.1	(7)%
Cymbalta	223.6	367.3	(39)%	1,027.6	1,614.7	(36)%
Zyprexa®	229.1	253.1	(9)%	940.3	1,037.3	(9)%
Strattera®	221.6	194.9	14%	784.0	738.5	6%
Effient®	140.3	137.8	2%	523.0	522.2	0%
Erbitux®	176.2	96.0	83%	485.0	373.3	30%
Cyramza	117.5	33.6	NM	383.8	75.6	NM
Trajenta®(a)	101.7	82.7	23%	356.8	328.8	9%
Trulicity	112.5	10.2	NM	248.7	10.2	NM
Evista	52.8	72.1	(27)%	237.3	419.8	(43)%
Animal Health	811.7	633.3	28%	3,181.0	2,346.6	36%
Total Revenue	$5,375.6	$5,121.3	5%	$19,958.7	$19,615.6	2%

(a)Trajenta revenue includes Jentadueto® NM – not meaningful

Humalog
For the fourth quarter of 2015, worldwide Humalog sales increased 10 percent, to $798.7 million. Sales in the U.S. increased 20 percent to $511.0 million, driven by higher realized prices and, to a lesser extent, increased volume. Sales outside the U.S. decreased 6 percent to $287.7 million, driven by the unfavorable impact of foreign exchange rates, partially offset by increased volume.

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For the full year of 2015, worldwide Humalog sales increased 2 percent to $2.842 billion. U.S. Humalog sales for 2015 were $1.772 billion, a 9 percent increase, driven by higher realized prices and, to a lesser extent, increased volume. Humalog sales outside the U.S. were $1.070 billion, an 8 percent decline, driven by the unfavorable impact of foreign exchange rates, partially offset by higher volume.

Alimta
For the fourth quarter of 2015, Alimta generated sales of $627.2 million, which decreased 13 percent compared with the fourth quarter of 2014. U.S. sales of Alimta decreased 17 percent, to $283.0 million, driven by decreased demand and, to a lesser extent, lower realized prices. Sales outside the U.S. decreased 10 percent, to $344.2 million, driven by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower realized prices, partially offset by higher volume.

For the full year of 2015, worldwide Alimta sales decreased 11 percent to $2.493 billion. U.S. Alimta sales for 2015 were $1.162 billion, a 5 percent decline, driven by decreased demand and, to a lesser extent, lower realized prices. Alimta sales outside the U.S. were $1.331 billion, a 15 percent decline, driven by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower realized prices, partially offset by increased volume.

Cialis
Cialis sales for the fourth quarter of 2015 increased 3 percent to $638.4 million. U.S. sales of Cialis were $387.0 million in the fourth quarter, a 22 percent increase compared with the fourth quarter of 2014, driven by higher realized prices. Sales of Cialis outside the U.S. decreased 17 percent, to $251.4 million, driven by the unfavorable impact of foreign exchange rates and decreased volume, partially offset by higher realized prices.

For the full year of 2015, worldwide Cialis sales increased 1 percent to $2.311 billion. U.S. Cialis sales for 2015 were $1.257 billion, a 21 percent increase, driven by higher realized prices. Cialis sales outside

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the U.S. were $1.054 billion, a 16 percent decline, driven by the unfavorable impact of foreign exchange rates.

Forteo
Fourth-quarter 2015 sales of Forteo were $377.9 million, a 1 percent decline compared with the fourth quarter of 2014. U.S. sales of Forteo increased 2 percent to $185.8 million, as higher realized prices were largely offset by lower volume. Sales outside the U.S. decreased 3 percent to $192.1 million, driven by the unfavorable impact of foreign exchange rates, largely offset by increased volume.

For the full year of 2015, worldwide Forteo sales increased 2 percent to $1.348 billion. U.S. Forteo sales for 2015 were $612.4 million, a 14 percent increase driven by higher realized prices, partially offset by decreased volume. Forteo sales outside the U.S. were $735.9 million, a 6 percent decline, driven by the unfavorable impact of foreign exchange rates, partially offset by increased volume.

Humulin
Worldwide Humulin sales decreased 9 percent in the fourth quarter of 2015, to $358.6 million. U.S. sales remained relatively flat at $211.2 million. Sales outside the U.S. decreased 20 percent, to $147.4 million, driven by decreased volume, primarily due to the loss of a government contract in Brazil, and the unfavorable impact of foreign exchange rates.

For the full year of 2015, worldwide Humulin sales decreased 7 percent to $1.307 billion. U.S. Humulin sales for 2015 were $764.4 million, a 7 percent increase, driven by higher realized prices and, to a lesser extent, wholesaler buying patterns, partially offset by decreased demand. Humulin sales outside the U.S. were $543.0 million, a 21 percent decline, driven by decreased volume, primarily due to the loss of a government contract in Brazil, and the unfavorable impact of foreign exchange rates.

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Cymbalta
For the fourth quarter of 2015, Cymbalta generated $223.6 million in revenue, a decline of 39 percent compared with the fourth quarter of 2014. Sales of Cymbalta outside the U.S. decreased by 35 percent to $198.5 million, due to the loss of exclusivity in Europe in 2014 and the unfavorable impact of foreign exchange rates.

For the full year of 2015, worldwide Cymbalta sales decreased 36 percent to $1.028 billion. Sales of Cymbalta outside the U.S. were $883.0 million, a 26 percent decline, driven by unfavorable impact of foreign exchange rates and the loss of exclusivity in Europe in 2014.

Zyprexa
In the fourth quarter of 2015, Zyprexa sales totaled $229.1 million, a decline of 9 percent compared with the fourth quarter of 2014. Zyprexa sales outside the U.S. decreased 7 percent, to $203.4 million, primarily due to the unfavorable impact of foreign exchange rates.

For the full year of 2015, worldwide Zyprexa sales decreased 9 percent to $940.3 million. Zyprexa sales outside the U.S. were $783.6 million, a 15 percent decline, driven primarily by the unfavorable impact of foreign exchange rates.

Strattera
During the fourth quarter of 2015, Strattera generated $221.6 million of sales, an increase of 14 percent compared with the fourth quarter of 2014. U.S. sales increased 21 percent to $143.7 million, driven primarily by higher realized prices. Sales outside the U.S. increased 3 percent to $77.9 million, driven by increased volume, largely offset by the unfavorable impact of foreign exchange rates.

For the full year of 2015, worldwide Strattera sales increased 6 percent to $784.0 million. U.S. Strattera sales for 2015 were $502.1 million, a 11 percent increase, driven by higher realized prices and, to a

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lesser extent, increased demand. Strattera sales outside the U.S. were $281.9 million, a 1 percent decline, driven by the unfavorable impact of foreign exchange rates, largely offset by increased volume.

Effient
Effient sales were $140.3 million in the fourth quarter of 2015, an increase of 2 percent compared with the fourth quarter of 2014. U.S. Effient sales increased 7 percent to $114.6 million, driven by higher realized prices, partially offset by decreased demand. Sales outside the U.S. decreased 17 percent to $25.7 million, driven by the unfavorable impact of foreign exchange rates and lower realized prices.

For the full year of 2015, worldwide Effient sales remained flat at $523.0 million. U.S. Effient sales for 2015 were $417.6 million, a 6 percent increase driven by higher realized prices, partially offset by decreased demand. Effient sales outside the U.S. were $105.4 million, a 17 percent decline, driven primarily by the unfavorable impact of foreign exchange rates.

Evista
Evista sales for the fourth quarter of 2015 were $52.8 million, a decline of 27 percent compared with the fourth quarter of 2014. Sales outside the U.S. decreased 16 percent to $44.4 million, driven primarily by the unfavorable impact of foreign exchange rates.

For the full year of 2015, worldwide Evista sales decreased 43 percent to $237.3 million. U.S. sales of Evista were $61.7 million, a 70 percent decline, driven by the loss of patent exclusivity in March 2014. Sales outside the U.S. decreased 17 percent to $175.6 million, driven primarily by the unfavorable impact of foreign exchange rates.

Animal Health
In the fourth quarter of 2015, worldwide animal health sales totaled $811.7 million, an increase of 28 percent compared with the fourth quarter of 2014. U.S. animal health sales increased 19 percent, to

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$381.8 million and animal health sales outside the U.S. were $429.9 million, a 38 percent increase. The increases were driven by the inclusion of revenue from Novartis Animal Health.

Including the sales of Novartis Animal Health in 2014, fourth-quarter worldwide animal health sales decreased 11 percent, U.S. sales decreased 2 percent, and sales outside the U.S. decreased 18 percent. The decline in U.S. sales was driven by lower realized prices and volume in food animal products, partially offset by higher volume for companion animal products. The decline in sales outside the U.S. was driven by the unfavorable impact of foreign exchange rates and decreased volume. Including the sales of Novartis Animal Health in 2014 and excluding the unfavorable impact of foreign exchange rates, worldwide animal health sales decreased 5 percent.

For the full year of 2015, worldwide animal health sales totaled $3.181 billion, an increase of 36 percent compared with the full year of 2014. U.S. animal health sales increased 21 percent, to $1.541 billion and animal health sales outside the U.S. were $1.640 billion, a 53 percent increase. The increases were driven by the inclusion of revenue from Novartis Animal Health.

Including the sales of Novartis Animal Health in 2014, full-year worldwide animal health sales decreased 7 percent, U.S. sales decreased 1 percent, and sales outside the U.S. decreased 13 percent. The decline in U.S. sales was driven primarily by decreased volume in food animal products. The decline in sales outside the U.S. was driven by the unfavorable impact of foreign exchange rates and decreased volume in companion animal products, partially offset by higher realized prices and volume for food animal products. Including the sales of Novartis Animal Health in the full year of 2014 and excluding the unfavorable impact of foreign exchange rates, worldwide animal health sales decreased 1 percent.

19

2016 Financial Guidance

Earnings per share for 2016 are now expected to be in the range of $2.83 to $2.93 on a reported basis. Earnings per share for 2016 are still expected to be $3.45 to $3.55 on a non-GAAP basis. Non-GAAP figures for 2016 exclude amortization of intangibles as well as integration costs associated with the Novartis Animal Health acquisition.

2016 Expectations
Earnings per share (reported)	$2.83 to $2.93
Amortization of intangible assets	.41
Asset impairment, restructuring and other special charges, including Novartis Animal Health integration costs	.21
Earnings per share (non-GAAP)	$3.45 to $3.55
Amortization associated with the transfer of Erbitux commercialization rights is subject to final acquisition accounting adjustments.
Numbers may not add due to rounding

The company still anticipates 2016 revenue between $20.2 billion and $20.7 billion. Excluding the unfavorable impact of foreign exchange rates, the company expects revenue growth from a number of established products including Humalog, Trajenta, Cialis, Forteo, Strattera, Erbitux, and animal health products, as well as higher revenues from new products including Cyramza, Trulicity, Jardiance, Portrazza, and Basaglar.

Marketing, selling and administrative expenses are still expected to be in the range of $6.0 billion to $6.2 billion. Research and development expenses are still expected to be in the range of $4.8 billion to $5.0 billion.

20

The 2016 tax rate is now expected to be approximately 21.0 percent on a reported basis due to the tax impact of amortization of intangibles, integration costs associated with the Novartis Animal Health acquisition and restructuring charges. The non-GAAP tax rate is still expected to be approximately 22.5 percent.

The following table summarizes the company’s 2016 financial guidance:

2016 Guidance
	Prior	Revised
Revenue	$20.2 to $20.7 billion	$20.2 to $20.7 billion

Gross Margin % of Revenue (reported)	Approx. 74%	Approx. 74%
Gross Margin % of Revenue (non-GAAP)	Approx. 77%	Approx. 77%

Marketing, Selling & Admin (reported)	$6.0 to $6.2 billion	$6.0 to $6.2 billion
Marketing, Selling & Admin (non-GAAP)	$6.0 to $6.2 billion	$6.0 to $6.2 billion

Research & Development	$4.8 to $5.0 billion	$4.8 to $5.0 billion

Other Income (Expense)	$0 to $75 million	$0 to $75 million

Tax Rate (reported)	Approx. 20.5%	Approx. 21.0%
Tax Rate (non-GAAP)	Approx. 22.5%	Approx. 22.5%

Earnings per Share (reported)	$2.92 to $3.02	$2.83 to $2.93
Earnings per Share (non-GAAP)	$3.45 to $3.55	$3.45 to $3.55

Capital Expenditures	Approx. $1.1 billion	Approx. $1.1 billion

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the fourth-quarter 2015 financial results conference call through a link on Lilly's website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:30 a.m. Eastern Standard Time (EST) and will be available for replay via the website.

21

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and voluntarism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target”, “anticipate” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees that pipeline products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third-party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law and regulations; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration costs; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-Q and Form 10-K filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

#    #    #

Alimta® (pemetrexed, Lilly)
Basaglar® (insulin glargine injection, Lilly)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Cyramza® (ramucirumab, Lilly)
Effient® (prasugrel, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)

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Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Keytruda® (pembrolizumab, Merck)
Lantus® (insulin glargine injection, Sanofi)
PortrazzaTM (necitumumab, Lilly)
Sentinel® (lufenuron and milbemycin oxime, Virbac)
Strattera® (atomoxetine hydrochloride, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information
December 31, 2015        December 31, 2014
Worldwide Employees         41,275*             39,135

*The 2015 employment total reflects additions from the acquisition of Novartis Animal Health on January 1, 2015.

23

Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2015	2014	% Chg.	2015	2014	% Chg.

Revenue	$5,375.6	$5,121.3	5%	$19,958.7	$19,615.6	2%

Cost of sales	1,389.2	1,253.1	11%	5,037.2	4,932.5	2%
Research and development	1,444.2	1,185.7	22%	4,796.4	4,733.6	1%
Marketing, selling and administrative	1,798.4	1,799.9	(0)%	6,533.0	6,620.8	(1)%
Acquired in-process research and development	199.0	105.2	89%	535.0	200.2	NM
Asset impairment, restructuring and other special charges	144.9	401.0	(64)%	367.7	468.7	(22)%

Operating income	399.9	376.4	6%	2,689.4	2,659.8	1%

Net interest income (expense)	(20.4)	(13.2)		(74.2)	(27.8)
Net other income (expense)	65.1	150.4		174.8	368.3
Other income (expense)	44.7	137.2	(67)%	100.6	340.5	(70)%

Income before income taxes	444.6	513.6	(13)%	2,790.0	3,000.3	(7)%
Income taxes	(33.8)	85.1	NM	381.6	609.8	(37)%

Net income	$478.4	$428.5	12%	$2,408.4	$2,390.5	1%

Earnings per share – diluted	$0.45	$0.40	13%	$2.26	$2.23	1%

Dividends paid per share	$0.50	$0.49	2%	$2.00	$1.96	2%
Weighted-average shares outstanding (thousands) – diluted	1,064,893	1,069,787		1,065,720	1,074,286
NM – not meaningful

24

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended December 31, 2015			Three Months Ended December 31, 2014

	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(d)	Non-GAAP Adjusted(a)

Revenue	$5,375.6	$—	$5,375.6	$5,121.3	$278.3	$5,399.6

Cost of sales	1,389.2	(166.9)	1,222.3	1,253.1	28.8	1,281.8

Operating expenses(b)	3,242.6	(2.1)	3,240.5	2,985.6	91.4	3,077.0
Acquired in-process research and development	199.0	(199.0)	—	105.2	(105.2)	—
Asset impairment, restructuring and other special charges	144.9	(144.9)	—	401.0	(401.0)	—

Other income (expense)	44.7	—	44.7	137.2	(125.3)	11.9

Income taxes	(33.8)	163.1	129.3	85.1	87.1	172.2

Net income	$478.4	349.8	$828.2	$428.5	452.1	$880.5

Earnings per share – diluted	$0.45	0.33	$0.78	$0.40	0.41	$0.82
Numbers may not add due to rounding.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude items that are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. Non-GAAP adjusted amounts for 2014 assume the Novartis Animal Health acquisition was completed on January 1, 2014. Beginning in 2015, non-GAAP financial measures for periods presented also exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

25

(b)	Operating expenses include research and development and marketing, selling and administrative expenses.

(c)	Adjustments to certain GAAP reported measures for the three months ended December 31, 2015, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Total Adjustments
Revenue	$—	$—	$—	$—

Cost of sales	(166.9)	—	—	(166.9)

Operating expenses	(2.1)	—	—	(2.1)
Acquired in-process research and development	—	(199.0)	—	(199.0)
Asset impairment, restructuring and other special charges	—	—	(144.9)	(144.9)

Other income (expense)	—	—	—	—

Income taxes	55.4	69.7	38.1	163.1

Net income	$113.6	$129.4	$106.8	$349.8

Earnings per share – diluted	$0.11	$0.12	$0.10	$0.33
Numbers may not add due to rounding.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs are primarily related to a $149.0 million payment to Locemia Solutions associated with the acquisition of worldwide rights to an intranasal glucagon.

iii.	Exclude costs associated with restructuring to reduce the company’s cost structure, asset impairments, and integration costs associated with the acquisition of Novartis Animal Health.

26

(d)	Adjustments to certain GAAP reported measures for the three months ended December 31, 2014, include the following:

(Dollars in millions, except per share data)	IPR&D(i)	Novartis Animal Health(ii)	Legacy Amortization(iii)	Boehringer Ingelheim Agreement Revisions(iv)	Other specified items(v)	Total Adjustments
Revenue	$—	$278.3	$—	$—	$—	$278.3

Cost of sales	—	127.6	(98.8)	—	—	28.8

Operating expenses	—	127.3	(35.9)	—	—	91.4
Acquired in-process research and development	(105.2)	—	—	—	—	(105.2)
Asset impairment, restructuring and other special charges	—	—	—	—	(401.0)	(401.0)

Other income (expense)	—	(33.3)	—	(92.0)	—	(125.3)

Income taxes	36.8	(4.2)	46.2	(32.2)	40.5	87.1

Net income	$68.4	$(5.8)	$88.8	$(59.8)	$360.5	$452.1

Earnings per share – diluted	$0.06	$(0.01)	$0.08	$(0.06)	$0.34	$0.41
Numbers may not add due to rounding.

i.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These charges were comprised of $55.2 million associated with revisions to the agreement between Lilly and Boehringer Ingelheim, and $50.0 million related to the collaboration with Adocia.

ii.
Inclusion of the results of Novartis Animal Health as if the acquisition and the financing for the acquisition had occurred as of January 1, 2014. Amounts reflect GAAP reported measures of Novartis Animal Health, adjusted as follows:

1.	Exclude results associated with the Sentinel® canine parasiticide franchise in the U.S., which was divested following the closing of the acquisition

2.	Exclude amortization of intangibles

3.	Exclude integration and inventory step-up costs

4.	Other miscellaneous adjustments.

iii.	Exclude legacy amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

iv.	Exclude income associated with revisions to the agreement between Lilly and Boehringer Ingelheim.

v.	Exclude costs primarily associated with restructuring to reduce the company’s cost structure.

27

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Twelve Months Ended December 31, 2015			Twelve Months Ended December 31, 2014

	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(d)	Non-GAAP Adjusted(a)

Revenue	$19,958.7	$—	$19,958.7	$19,615.6	$1,081.1	$20,696.7

Cost of sales	5,037.2	(669.7)	4,367.5	4,932.5	119.3	5,051.8

Operating expenses(b)	11,329.4	(109.5)	11,219.9	11,354.4	310.9	11,665.2
Acquired in-process research and development	535.0	(535.0)	—	200.2	(200.2)	—
Asset impairment, restructuring and other special charges	367.7	(367.7)	—	468.7	(468.7)	—

Other income (expense)	100.6	152.7	253.3	340.5	(215.1)	125.3

Income taxes	381.6	586.7	968.3	609.8	237.5	847.4

Net income	$2,408.4	1,247.9	$3,656.3	$2,390.5	867.2	$3,257.6

Earnings per share – diluted	$2.26	1.17	$3.43	$2.23	0.80	$3.03
Numbers may not add due to rounding.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company's non-GAAP measures adjust reported results to exclude items that are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. Non-GAAP adjusted amounts for 2014 assume the Novartis Animal Health acquisition was completed on January 1, 2014. Beginning in 2015, non-GAAP financial measures for periods presented also exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

28

(b)	Operating expenses include research and development and marketing, selling and administrative expenses.

(c)	Adjustments to certain GAAP reported measures for the twelve months ended December 31, 2015, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Inventory step-up(iii)	Repurchase of debt(iv)	Other specified items(v)	Total Adjustments
Revenue	$—	$—	$—	$—	$—	$—

Cost of sales	(516.7)	—	(153.0)	—	—	(669.7)

Operating expenses	(109.5)	—	—	—	—	(109.5)
Acquired in-process research and development	—	(535.0)	—	—	—	(535.0)
Asset impairment, restructuring and other special charges	—	—	—	—	(367.7)	(367.7)

Other income (expense)	—	—	—	152.7	—	152.7

Income taxes	206.2	187.3	43.6	53.5	96.2	586.7

Net income	$419.9	$347.8	$109.4	$99.3	$271.6	$1,247.9

Earnings per share – diluted	$0.39	$0.33	$0.10	$0.09	$0.25	$1.17
Numbers may not add due to rounding.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These charges included a $200.0 million payment to Pfizer following an FDA decision allowing the resumption of Phase III clinical trials for tanezumab, a $149.0 million payment to Locemia Solutions associated with the acquisition of worldwide rights to an intranasal glucagon, a $56.0 million payment to Innovent associated with a collaboration to develop potential oncology therapies, a $50.0 million payment to Hanmi Pharmaceutical Co., Ltd., related to an exclusive license and collaboration agreement for Hanmi's oral Bruton's tyrosine kinase (BTK) inhibitor for the treatment of autoimmune and other diseases, $30.0 million payment to BioNTech AG related to a research collaboration to discover novel cancer immunotherapies and $50 million in payments for other technology collaborations.

iii.	Exclude inventory step-up costs associated with the acquisition of Novartis Animal Health.

iv.	Exclude a net charge associated with the repurchase of $1.65 billion of debt.

v.	Exclude costs associated with restructuring to reduce the company’s cost structure, asset impairments, and integration costs associated with the acquisition of Novartis Animal Health.

29

(d)	Adjustments to certain GAAP reported measures for the twelve months ended December 31, 2014, include the following:

(Dollars in millions, except per share data)	IPR&D(i)	Novartis Animal Health(ii)	Legacy Amortization(iii)	Branded Prescription Drug Fee(iv)	Boehringer Ingelheim Agreement Revisions(v)	Other specified items(vi)	Total Adjustments
Revenue	$—	$1,081.1	$—	$—	$—	$—	$1,081.1

Cost of sales	—	504.4	(385.1)	—	—	—	119.3

Operating expenses	—	575.0	(145.1)	(119.0)	—	—	310.9
Acquired in-process research and development	(200.2)	—	—	—	—	—	(200.2)
Asset impairment, restructuring and other special charges	—	—	—	—	—	(468.7)	(468.7)

Other income (expense)	—	(123.1)	—	—	(92.0)	—	(215.1)

Income taxes	70.0	(42.9)	181.6	—	(32.2)	61.0	237.5

Net income	$130.2	$(78.7)	$348.8	$119.0	$(59.8)	$407.7	$867.2

Earnings per share – diluted	$0.12	$(0.07)	$0.32	$0.11	$(0.06)	$0.38	$0.80
Numbers may not add due to rounding.

i.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These charges were comprised of $55.2 million associated with revisions to the agreement between Lilly and Boehringer Ingelheim, $50.0 million related to the collaboration with Adocia, $50.0 million related to an agreement with AstraZeneca to co-develop and commercialize AZD3293 and $45.0 million related to the collaboration agreement with Immunocore.

ii.
Inclusion of the results of Novartis Animal Health as if the acquisition and the financing for the acquisition had occurred as of January 1, 2014. Amounts reflect GAAP reported measures of Novartis Animal Health, adjusted as follows:

1.	Exclude results associated with the Sentinel® canine parasiticide franchise in the U.S., which was divested following the closing of the acquisition

2.	Exclude amortization of intangibles

3.	Exclude integration and inventory step-up costs

4.	Other miscellaneous adjustments.

iii.	Exclude legacy amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

iv.
Exclude charge created by the IRS final regulations in regard to its administration of the U.S. Branded Prescription Drug Fee. In addition to accounting for the fee that was imposed and paid in 2014, the company accrued for the fee imposed and paid in 2015.

v.	Exclude income associated with revisions to the agreement between Lilly and Boehringer Ingelheim.

vi.	Exclude costs primarily associated with restructuring to reduce the company’s cost structure.

30